                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Capital Re Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            CAPITAL RE CORPORATION
                          1325 Avenue of the Americas
                           New York, New York 10019

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The 1999 Annual Meeting of Stockholders of Capital Re Corporation will be held at corporate headquarters, 1325 Avenue of the Americas, New York, New York 10019, on Thursday, May 20, 1999 at 10:00 a.m. for the following purposes:

     1. To elect a Board of Directors for the ensuing year.

     2. To consider and act upon such other business as may properly come before the meeting.

  Whether or not you expect to attend the meeting, you are requested to sign, date and return the enclosed proxy as promptly as possible in the enclosed stamped envelope.

                                          By Order of the Board of Directors


                                          /s/ Alan S. Roseman
                                          Alan S. Roseman
                                          Secretary

New York, New York
April 20, 1999

                                PROXY STATEMENT

                        Annual Meeting of Stockholders

                                 May 20, 1999

  This Proxy Statement is furnished on or about April 20, 1999 to stockholders of Capital Re Corporation (the "Corporation"), 1325 Avenue of the Americas, New York, New York 10019, in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Stockholders. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised. This right of revocation is not limited by or subject to compliance with any formal procedure.

  The Corporation will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation's Common Stock, and normal handling charges may be paid for such forwarding service. Officers and other management employees of the Corporation, who will receive no additional compensation for their services, may solicit proxies by mail, personal interview and telephone.

  At the close of business on April 20, 1999, there were 32,045,119 shares of the Common Stock of the Corporation outstanding and entitled to vote at the meeting. Only stockholders of record on April 20, 1999 will be entitled to vote at the meeting, and each share will have one vote. All share amounts and per share prices set forth in this Proxy Statement, including the share amounts in the Beneficial Ownership Table, have been restated to reflect the 2-for-1 stock split of the Corporation's Common Stock effected on June 30, 1998.

                                  PROPOSAL 1

                             Election of Directors

General

  Ten directors are to be elected; provided, if the closing under the Stock Purchase Agreement (as defined below) occurs prior to date of the Annual Meeting of Stockholders, eleven directors will stand for election. It is intended that the votes represented by the proxies will be cast for the election as directors (for a term of one year or until their successors are chosen and qualified) of each of the first ten persons listed below and, if he is a director on the date of the Annual Meeting of Stockholders, of the eleventh person listed below (i.e., Dominic J. Frederico). Each of the nominees other than Messrs. Respess and Frederico is currently a director of the Corporation. The Board of Directors believes that the first ten nominees will stand for election and will serve if elected and that Mr. Frederico, if he is a director on the date of the Annual Meeting of Stockholders, will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election (other than Mr. Frederico because the closing under the Stock Purchase Agreement has not occurred prior to the date of the Annual Meeting) or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend.

  The following table presents information concerning persons nominated for election as directors of the Corporation, including their current membership on committees of the Board of Directors, principal occupations or affiliations during the last five years and certain other directorships held.

Jerome F. Jurschak.................  Chairman--Executive Committee and
                                     Member--Investment Committee and
                                     Nominating Committee. Mr. Jurschak, age
                                     51, has been Chief Executive Officer and
                                     Chairman of the Board of the Corporation since December 1998. From 1988 to December 1998, Mr. Jurschak served as Chief Underwriting Officer and an Executive Vice President of the Corporation.

Joseph W. Swain III................  Mr. Swain, age 46, has been Chief
                                     Operating Officer and President and a
                                     director of the Corporation since
                                     December 1998. From January 1998 to
                                     December 1998, Mr. Swain served as an
                                     Executive Vice President of the
                                     Corporation, and, from 1988 to January
                                     1998, Mr. Swain served as a Senior Vice
                                     President of the Corporation.

Harrison W. Conrad, Jr. ...........  Member--Executive Committee, Compensation
                                     Committee, Investment Committee and
                                     Nominating Committee. Mr. Conrad has been self-employed as a financial adviser since September 1995. Prior thereto, Mr. Conrad was with J.P. Morgan & Company, Inc. Mr. Conrad, age 64, has been a director of the Corporation since December 1996.

Richard L. Huber...................  Member--Audit Committee. Chairman of the
                                     Board of Directors of Aetna Inc. since
                                     April 1998 and President and Chief
                                     Executive Officer of Aetna Inc. since
                                     August 1997. Mr. Huber was Vice Chairman for Strategy and Finance of Aetna Life & Casualty Co. from February 1995 until July 1997, Managing Director of Grupo Wasserstein Perella from August 1994 until February 1995 and Vice Chairman of Continental Bank Corporation from January 1990 to July 1994. Mr. Huber, age 62, has been a director of the Corporation since March 1993 and is also a director of Aetna Inc.

Steven D. Kesler...................  Chairman--Compensation Committee and
                                     Member- Executive Committee, Investment
                                     Committee and Nominating Committee.
                                     President of Constellation Investments,
                                     Inc. ("Constellation"), an indirect
                                     subsidiary of Baltimore Gas and Electric
                                     Company, since 1988 and President of
                                     Constellation Real Estate Group and
                                     Constellation Real Estate, Inc. since
                                     September 1998. From 1985 to 1987, Mr.
                                     Kesler was Treasurer and Assistant
                                     Secretary for Constellation Holdings,
                                     Inc., the parent of Constellation. Mr.
                                     Kesler, age 47, has been a director of
                                     the Corporation since its founding in
                                     1988 and is also a director of Corporate
                                     Office Properties Trust.

J. Randolph Respess................  Director of Tax for Constellation
                                     Enterprises, Inc. since July 1987. Mr.
                                     Respess, age 46, is not currently a
                                     director of the Corporation.

Philip Robinson....................  Member--Audit Committee. Mr. Robinson was
                                     Chairman of Sunbury Investment Co. Ltd.
                                     from 1985 to 1994 and a director of CLF
                                     Municipal Bank from 1993 to 1996. Mr.
                                     Robinson, age 73, has been a director of the Corporation since March 1993.

Edwin L. Russell...................  Member--Compensation Committee, Executive
                                     Committee and Nominating Committee.
                                     Chairman of the Board of Directors,
                                     President and Chief Executive Officer of
                                     Minnesota Power, Inc. ("Minnesota Power") since 1995. From 1989 to 1995, Mr.
                                     Russell was Group Vice President of J.M.
                                     Huber Corp. Mr. Russell, age 54, has been a director of the Corporation since December 1996 and is also a director of Utech, MN Public Radio and Tennant Co.

Barbara D. Stewart.................  Chairman--Audit Committee and Member--
                                     Investment Committee. President of
                                     Stewart Economics, Inc. since 1981. Ms.
                                     Stewart, age 55, has been a director of
                                     the Corporation since December 1996 and
                                     is also a director of Insurance Services
                                     Office, Inc. and National Grange Mutual
                                     Insurance Company.

Jeffrey F. Stuermer................  Chairman--Investment Committee and
                                     Member--Audit Committee. Manager, Tax for
                                     Minnesota Power since January 1992. Mr.
                                     Stuermer was Manager, Investments for
                                     Minnesota Power for at least five years
                                     prior to January 1992. Mr. Stuermer, age
                                     51, has been a director of the
                                     Corporation since its founding in 1988.

Dominic J. Frederico...............  President and Chief Executive Officer,
                                     ACE Bermuda Insurance, Ltd. ("ACE") since
                                     July 1997. Mr. Frederico served as
                                     Executive Vice President, Underwriting,
                                     of ACE from December 1996 to July 1997
                                     and as Executive Vice President,
                                     Financial Lines, from January 1995 to
                                     December 1996. Mr. Frederico served in
                                     various capacities at American
                                     International Group ("AIG") in Europe and the U.S. from 1982 to January 1995, most recently as Senior Vice President and Chief Financial Officer of an AIG subsidiary, with multi-regional general management responsibilities. Mr.
                                     Frederico, age 46, is not currently a
                                     director of the Corporation.

  The Corporation, Mr. Jurschak, and Minnesota Power and Constellation (the "Institutional Stockholders") are parties to a Stockholders' Agreement dated as of January 17, 1992, as amended (the "1992 Stockholders' Agreement"). The 1992 Stockholders' Agreement requires each party thereto to vote the shares of Common Stock it holds at all elections of directors in favor of the person then serving as Chief Executive Officer, two persons designated by each Institutional Stockholder holding at least 13% of the outstanding voting stock of the Corporation, and one person designated by each Institutional Stockholder holding at least 8% and up to 13% of that stock. Under this arrangement each of Minnesota Power and Constellation currently has the right to designate two persons for election to the Board of Directors, and all parties to the 1992 Stockholders' Agreement, beneficially owning 37.35%* of the outstanding Common Stock in the aggregate, are obligated to vote their shares in favor of election of those persons and Mr. Jurschak, who is currently serving as Chief Executive


--------
* In the event the closing under the Stock Purchase Agreement occurs, this percentage will decrease to 32.07% upon the issuance by the Corporation of 4,424,779 shares of its Common Stock to ACE pursuant to the terms of the Stock Purchase Agreement.

Officer. Stockholders who are not parties to the 1992 Stockholders' Agreement are not obligated to vote their shares for the persons designated under the 1992 Stockholders' Agreement. The parties to the 1992 Stockholders' Agreement have also agreed to vote for the removal of a director designated by an Institutional Shareholder only for cause or if requested by the designating Institutional Stockholder. Under the 1992 Stockholders' Agreement, Jeffrey F. Stuermer and Edwin L. Russell are designees of Minnesota Power and Steven D. Kesler and J. Randolph Respess are designees of Constellation. See "Beneficial Ownership of Common Stock."

  The Corporation and ACE are parties to a Stock Purchase Agreement dated as of February 19, 1999 (as amended, the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, ACE has agreed to purchase $75 million of the Corporation's Common Stock. ACE will own 12.1% of the Corporation's outstanding shares of Common Stock upon consummation of the issuance. As of the date of mailing of this Proxy Statement, the closing under the Stock Purchase Agreement had not occurred. The Stock Purchase Agreement contains several conditions that must be satisfied before the closing can occur; accordingly, it is not certain when or if the closing will take place. In the event the closing occurs, the Stock Purchase Agreement requires the Corporation to nominate and recommend as candidates for election to the Board of Directors two individuals designated by ACE for so long as ACE and/or its affiliates holds at least 8% of the voting capital stock of the Corporation. In addition, the Stock Purchase Agreement requires that at least one director designated by ACE serve as a member of both the Audit Committee and the Executive Committee. If the closing occurs prior to the date of the Annual Meeting of Stockholders, the Board of Directors will be expanded to eleven members and Mr. Frederico will be appointed to serve until the Annual Meeting of Stockholders, when he will stand for election for the next year. As of the date of this Proxy Statement, ACE had determined not to exercise its right to require the Corporation to nominate and recommend a second individual as a candidate for election to the Board of Directors; however, ACE has reserved its right to do so in the future.

  The 1992 Stockholders' Agreement also grants each Institutional Stockholder certain registration rights with respect to Common Stock held by it. One or more holders of at least 10% of the Institutional Stockholders' aggregate holdings of Common Stock may request the Corporation to register shares of Common Stock held by them on two occasions. Both Minnesota Power and Constellation own sufficient shares to exercise such rights individually. In addition, Institutional Stockholders have limited rights to include shares in offerings initiated by the Corporation. In the event the closing under the Stock Purchase Agreement occurs, the Stock Purchase Agreement requires the Corporation to file a shelf registration statement covering the shares of Common Stock of the Corporation owned by ACE and maintain the effectiveness of such registration statement for a period of no greater than three years from the closing date. The Institutional Stockholders have the right under the 1992 Stockholders' Agreement to include any or all of their shares of Common Stock in the shelf registration.

Board Committees

  The Board of Directors has established an Audit Committee, a Nominating Committee, a Compensation Committee, an Investment Committee and an Executive Committee.

  The Audit Committee, which in 1998 consisted of Mr. Dan R. Skowronski (who is not standing for reelection), Messrs. Huber, Robinson and Stuermer and Ms. Stewart, is responsible for recommending the selection of independent accountants, reviewing the independent accountants' assessments of the adequacy of the Corporation's internal control system and of the appropriateness of accounting principles and financial disclosure practices, and reviewing the scope and results of the internal and external audit process. This Committee met four times during 1998.

  The Nominating Committee, which from January 1998 to December 1998 consisted of Michael E. Satz (a former director) and Messrs. Conrad, Kesler and Russell and thereafter consisted of Messrs. Jurschak, Conrad, Kesler and Russell, is responsible for recommending to the full Board of Directors potential nominees for directors. This Committee did not meet during 1998. The Nominating Committee will consider nominees recommended by the stockholders of the Corporation. Any stockholder wishing to recommend a nominee to the Nominating Committee should send a letter addressed to Mr. Jurschak, at the Corporation's address, setting forth the name of the nominee being recommended together with a description of his or her qualifications.

  The Compensation Committee, which in 1998 consisted of Messrs. Conrad, Kesler and Russell, is responsible for determining the compensation of senior officers of the Corporation, reviewing the compensation plans and programs of the Corporation and administering the 1992 Stock Option Plan, the 1997 Employee Stock Option Plan, the Annual Incentive Plan and the Performance Share Plan. This Committee met eight times during 1998.

  The Investment Committee, which from January 1998 to December 1998 consisted of Messrs. Satz, Conrad, Kesler and Stuermer and Ms. Stewart and thereafter consisted of Messrs. Jurschak, Conrad, Kesler and Stuermer and Ms. Stewart, is responsible for approving the Corporation's investment guidelines and policies and reviewing investment strategy and management. This Committee met four times during 1998.

  The Executive Committee, which was created in December 1998, is empowered to act in the name of the Board of Directors in all matters except those that are reserved to the full Board of Directors by Delaware law or the Charter or By-Laws of the Corporation. The members of the Executive Committee are Messrs. Kesler, Russell, Conrad and Jurschak. This Committee did not meet during 1998.

Attendance at Meetings

  During 1998, the Board of Directors held six meetings. Each director of the Corporation attended 75% or more of all Board of Director meetings (held during the period during which he or she was a director) and meetings of each committee on which he or she served (held during the period during which he or she served on such committee).

Directors' Fees

  The Corporation has adopted a policy of paying fees to non-employee directors in the amount of $25,000 per year plus $1,000 for each meeting of the Board attended and $500 (or $1,000 in the case of the Committee Chairman) for each meeting of each Committee thereof attended. These directors (other than those designated by the Institutional Stockholders) also participate in the Directors' Stock Option Plan, under which each receives an option to purchase 3,000 shares of Common Stock each year during the first three years beginning with his election to the Board. Mr. Huber and Mr. Robinson each received options to purchase 3,000 shares in each of 1993, 1994 and 1995; and Mr. Conrad and Ms. Stewart each received options to purchase 3,000 shares in each of 1996, 1997 and 1998. In addition, Mr. Robinson received a fee of (Pounds)2,500 in 1998 for his service as a non-voting member of the board of directors of one of the Corporation's subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

  The Securities Exchange Act of 1934 requires the Corporation's directors, executive officers and 10% stockholders to file reports of beneficial ownership of equity securities of the Corporation and to furnish copies of such reports to the Corporation. Based on a review of such reports, the Corporation believes that, during the fiscal year ended December 31, 1998, all such filing requirements were met, except that Barbara Stewart and Harrison Conrad each made a late filing with respect to one grant of stock options in 1998, and Susan Hooker, who became a reporting person in December 1998, made a late filing with respect to her beneficial ownership of equity securities of the Corporation. In addition, Alan Roseman made a late filing with respect to a gift of Common Stock made in 1996 and Richard Huber made a late filing with respect to a purchase of Common Stock made in 1994.

Beneficial Ownership of Common Stock

  The following table sets forth certain information as of February 26, 1999 (unless otherwise specified) with respect to the beneficial ownership of the Corporation's Common Stock by each person who is known to the Corporation to beneficially own more than 5% of the outstanding shares of Common Stock, each director, each Named Officer (as defined below), and all directors and executive officers as a group. Unless otherwise described below, all shares are held with sole voting and dispositive power by the parties shown.

                                                          Shares of
                                                         Common Stock    Percent
                                                         Beneficially      of
Name and Address of Beneficial Owner                        Owned         Class
------------------------------------                     ------------    -------
Minnesota Power(1)......................................  6,531,480       20.38%
30 W. Superior Street
Duluth, Minnesota 55802
Constellation Investments, Inc.(1)......................  4,963,840       15.49%
250 W. Pratt Street, 23rd floor
Baltimore, Maryland 21201
Harrison W. Conrad, Jr. ................................      9,200(2)        *
Richard L. Huber........................................     10,000(3)        *
Steven D. Kesler........................................         --          --
Philip Robinson.........................................     11,000(4)        *
Edwin L. Russell........................................      4,000           *
Dan R. Skowronski.......................................         --          --
Barbara D. Stewart......................................      9,000(5)        *
Jeffrey F. Stuermer.....................................         --          --
Jerome F. Jurschak (1)..................................    473,700(6)     1.47%
Joseph W. Swain III.....................................    185,300(7)        *
David A. Buzen..........................................    318,750(8)        *
Laurence C.D. Donnelly..................................    323,870(9)     1.00%
Susan Hooker............................................     40,650(10)       *
All Directors and Executive Officers as a group (14       1,668,370(11)    5.00%
persons)................................................

--------
 * Less than 1%

 (1) Parties to the 1992 Stockholders' Agreement. Constellation is an indirect subsidiary of Baltimore Gas and Electric Company. Under the voting provisions of the 1992 Stockholders' Agreement, each Institutional Stockholder party to the 1992 Stockholders' Agreement may be deemed to have shared voting power with respect to the shares of all parties to the 1992 Stockholders' Agreement and, accordingly, for certain limited purposes of the Federal securities laws, each Institutional Stockholder may be deemed to be the beneficial owner of the shares beneficially held by all parties to the 1992 Stockholders' Agreement.
 (2) Includes 9,000 shares Mr. Conrad has the right to acquire within sixty days through exercise of outstanding options.
 (3) Includes 9,000 shares Mr. Huber has the right to acquire within sixty days through exercise of outstanding options.
 (4) Includes 9,000 shares Mr. Robinson has the right to acquire within sixty days through exercise of outstanding options.
 (5) Includes 9,000 shares Ms. Stewart has the right to acquire within sixty days through exercise of outstanding options.

 (6) Includes 273,700 shares Mr. Jurschak has the right to acquire within sixty days through exercise of outstanding options.
 (7) Includes 183,600 shares Mr. Swain has the right to acquire within sixty days through exercise of outstanding options.
 (8) Includes 257,700 shares Mr. Buzen has the right to acquire within sixty days through exercise of outstanding options.
 (9) Includes 277,700 shares Mr. Donnelly has the right to acquire within sixty days through exercise of outstanding options.
(10) Includes 40,650 shares Ms. Hooker has the right to acquire within sixty days through exercise of outstanding options.
(11) Includes an aggregate of 1,311,350 shares that the executive officers and directors have the right to acquire within sixty days through exercise of outstanding options.

                                 Compensation

Executive Compensation

  The following table sets forth the annual and long-term compensation for services in all capacities to the Corporation for the fiscal years ended December 31, 1998, 1997 and 1996 of Mr. Satz, who served as Chief Executive Officer of the Corporation until December 9, 1998, Mr. Jurschak, who served as an Executive Vice President of the Corporation until December 9, 1998 and as Chief Executive Officer of the Corporation since December 9, 1998, and the other four most highly compensated executive officers of the Corporation as of December 31, 1998 (the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                       Long Term
                                  Annual Compensation             Compensation Awards
                         -------------------------------------- ------------------------
                                                                 Stock
Name and                                         Other Annual   Options     All Other
Principal Position       Year  Salary  Bonus(1) Compensation(2) (Shares) Compensation(3)
------------------       ---- -------- -------- --------------- -------- ---------------
Michael E. Satz......... 1998 $505,000 $      0     $12,297      50,000     $501,898
 Chairman of the Board,  1997 $488,000 $623,400     $14,328      51,000     $107,353
 President and Chief     1996 $463,000 $680,000     $14,087     116,000     $110,518
 Executive Officer

Jerome F. Jurschak...... 1998 $355,000 $129,000     $ 4,897      30,000     $ 61,398
 Chairman of the Board,  1997 $340,000 $317,900     $ 5,707      36,000     $ 67,352
 and Chief Executive     1996 $323,000 $335,000     $ 5,610      53,600     $ 68,089
 Officer

David A. Buzen.......... 1998 $310,000 $113,000     $ 3,789      30,000     $ 49,176
 Executive Vice          1997 $295,000 $275,800     $ 4,415      36,000     $ 54,456
 President               1996 $280,000 $285,000     $ 4,341      53,600     $ 50,132
 and Chief Financial
 Officer

Laurence C.D. Donnelly.. 1998 $310,000 $113,000     $ 6,486      30,000     $ 52,971
 Executive Vice          1997 $295,000 $275,800     $ 7,558      36,000     $ 58,655
 President               1996 $280,000 $285,000     $ 7,431      53,600     $ 56,469

Joseph W. Swain III..... 1998 $285,000 $104,000         --       35,000     $ 44,022
 President and           1997 $245,000 $208,300         --       36,000     $ 43,228
 Chief Operating Officer 1996 $229,000 $230,000         --       43,000     $ 42,584

Susan L. Hooker......... 1998 $240,000 $110,000     $54,574      29,000     $ 37,727
 Executive Vice          1997 $225,000 $200,000         --       30,000     $ 39,920
 President               1996 $210,000 $195,000         --       37,600     $ 38,779

--------
(1) See the Compensation Committee Report on Executive Compensation below for a description of the Incentive Plan.

(2) Represents amounts paid to the Named Officers for taxes attributable to the forgiveness of interest on the loans described under "Other Information-Loans to Management-Tax Equalization Loans." In 1998 Ms. Hooker received a housing allowance of $49,352 and $5,222 in associated costs while assigned to the Corporation's London office.

(3) "All Other Compensation" for 1998 includes the following: (i) contributions to the Corporation's 401(k) Plan in the amount of $10,000 for each of the Named Officers; (ii) premiums paid by the Corporation pursuant to a split-dollar life insurance plan in the amount of $24,880, $18,664, $11,248, $14,500, $11,828 and $9,440 for Messrs. Satz, Jurschak,
    Buzen, Swain, Donnelly and Ms. Hooker, respectively; (iii) contributions to the Corporation's qualified profit sharing plan in the amount of $6,400 for each of the Named Officers with the exception of Mr. Satz on whose behalf no contribution was made; (iv) contributions to the Corporation's non-qualified profit sharing plan in the amount of $20,498, $17,013, $13,122, $17,013 and $11,887 to Messrs. Jurschak, Buzen, Swain, Donnelly and Ms. Hooker, respectively; (v) interest forgiven on loans in the amount of $13,642, $5,836, $4,515, and $7,730 for Messrs. Satz,

  Jurschak, Buzen and Donnelly, respectively; and (vi) a payment in the amount of $453,376 representing the difference between (A) the sale price of Common Shares acquired upon Mr. Satz's exercise in January 1999 of certain options and (B) the sale price that would have been obtained by Mr. Satz had he exercised such options and sold such shares on December 8, 1998 (the date Mr. Satz's employment ended). "All Other Compensation" for 1997 includes the following: (i) contributions to the Corporation's 401(k) Plan in the amount of $9,500 for each of the Named Officers; (ii) premiums paid by the Corporation pursuant to a split-dollar life insurance plan in the amount of $24,000, $17,500, $10,850, $10,000 and $11,400 for Messrs. Satz,
  Jurschak, Buzen, Swain and Donnelly, respectively; (iii) contributions to the Corporation's qualified profit sharing plan in the amount of $8,000 for each of the Named Officers; (iv) contributions to the Corporation's non-qualified profit sharing plan in the amount of $50,366, $25,727, $20,980, $15,728 and $20,980 to Messrs. Satz, Jurschak, Buzen, Swain and Donnelly, respectively; and (v) interest forgiven on loans in the amount of $15,487, $6,625, $5,126, and $8,775 for Messrs. Satz, Jurschak, Buzen and Donnelly, respectively. "All Other Compensation" for 1996 includes the following: (i) contributions to the Corporation's 401(k) Plan in the amount of $9,000 for each of the Named Officers; (ii) premiums paid by the Corporation pursuant to a split-dollar life insurance plan in the amount of $24,000, $17,500, $10,850, $10,000 and $11,400 for Messrs. Satz, Jurschak, Buzen, Swain and Donnelly, respectively; (iii) contributions to the Corporation's qualified profit sharing plan in the amount of $8,250 for each of the Named Officers;
  (iv) contributions to the Corporation's non-qualified profit sharing plan in the amount of $54,042, $26,825, $16,992, $15,334 and $19,192 for Messrs.
  Satz, Jurschak, Buzen, Swain and Donnelly, respectively; and (v) interest forgiven on loans in the amount of $15,226, $6,514, $5,040 and $8,627 for Messrs. Satz, Jurschak, Buzen and Donnelly, respectively.

Option Grants

  Shown below is information on grants to the Named Officers of stock options pursuant to the Corporation's 1997 Stock Option Plan during the year ended December 31, 1998.

                                              Percentage of
                              Number of       Total Options
                             Securities         Granted to    Exercise or
                             Underlying        Employees in   Base Price  Expiration    Grant Date
Name                     Options Granted (#) Fiscal Year 1998  ($/Sh)(1)     Date    Present Value (2)
----                     ------------------- ---------------- ----------- ---------- -----------------
Michael E. Satz.........       50,000(3)          10.92%       $30.1563    02/11/08      $628,750
Jerome F. Jurschak......       30,000              6.55%       $30.1563    02/11/08      $377,250
David A. Buzen..........       30,000              6.55%       $30.1563    02/11/08      $377,250
Laurence C.D. Donnelly..       30,000              6.55%       $30.1563    02/11/08      $377,250
Joseph W. Swain III.....       35,000              7.65%       $30.1563    02/11/08      $440,125
Susan L. Hooker.........       29,000              6.33%       $30.1563    02/11/08      $364,675

--------
(1) The exercise price was equal to the closing price of the Corporation's Common Stock on the date of grant as reported on the New York Stock Exchange--Composite Transactions. The options vest over a four-year period commencing February 11, 1998.

(2) Based on the Black-Scholes option pricing model commonly used in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is a reasonable likelihood that the value realized by an executive will not be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield.

(3) At December 31, 1998, all of these options were unvested and lapsed due to the termination of Mr. Satz's employment in December 1998.

Aggregate Option Exercises In 1998 And Year-End Values

  The following table provides information on option exercises in 1998 by the Named Officers and the value of such officers' unexercised options.

                                                Number of Securities       Value of Unexercised
                                               Underlying Unexercised      In-the-Money Options
                           Shares     Value      Options at 12/31/98          at 12/31/98(1)
                          Acquired   Realized -------------------------- -------------------------
Name                     on Exercise   1998   Exercisable  Unexercisable Exercisable Unexercisable
----                     ----------- -------- -----------  ------------- ----------- -------------
Michael E. Satz.........      --          --    128,750(2)         0     $  774,698         --
Jerome F. Jurschak......   15,000    $241,875   231,550       96,050     $2,050,283    $216,035
David A. Buzen..........      --          --    217,550       94,050     $1,919,776    $199,909
Laurence C.D. Donnelly..      --          --    235,550       96,050     $2,091,910    $216,035
Joseph W. Swain III.....   10,000    $233,750   144,850       93,750     $1,201,990    $176,719
Susan L. Hooker.........   24,250    $487,119     7,500       79,300            --     $154,826

--------
(1) Calculated based on the closing price as reported on the New York Stock Exchange-Composite Transactions of the Corporation's Common Stock on that date ($20.063), less the aggregate exercise price.

(2) In January 1999, Mr. Satz exercised options for 116,000 shares of the Corporation's Common Stock. The remainder of Mr. Satz's options lapsed due to the termination of Mr. Satz's employment in December 1998.

Long-Term Incentive Plans Awards in 1998

  The following table provides information on awards in 1998 to the Named Officers under the Performance Share Plan.

                                           Performance Estimated Future Payouts
                                            or Other   in Shares of Common Stock
                                             Period     under Non-Stock Price-
                                              Until         Based Plans (1)
                                           Maturation  -------------------------
Name                                        or Payout  Threshold Target  Maximum
----                                       ----------- --------- ------- -------
Michael E. Satz........................... 12/31/2001   32,000   120,000 200,000
Jerome F. Jurschak........................ 12/31/2001    8,640    32,400  54,000
David A. Buzen............................ 12/31/2001    8,640    32,400  54,000
Laurence C.D. Donnelly.................... 12/31/2001    8,640    32,400  54,000
Joseph W. Swain III....................... 12/31/2001    8,640    32,400  54,000
Susan L. Hooker........................... 12/31/2001    2,400     9,000  15,000

--------
(1) Payouts of awards are tied to achieving specified levels of return on equity and total shareholders return. The threshold amount will be earned if (i) the annual earnings per share growth rate is between 11.5% and 12.49%, (ii) the relative total shareholders return, based on a peer group index, is in the top 60% and (iii) the total shareholders return is greater than the five-year Treasury yield. The target amount will be earned if (i) the annual earnings per share growth rate is between 13.5% and 14.24%, (ii) the relative total shareholders return, based on a peer group index, is in the top 40% and (iii) the total shareholders return is greater than the five-year Treasury yield. The maximum amount will be earned if (i) the annual earnings per share growth rate is at least 15%,
    (ii) the relative total shareholders return, based on a peer group index, is in the top 20% and (iii) the total shareholders return is greater than the five-year Treasury yield.

Employment Agreements

  In February 1999 the Corporation entered into employment agreements that contain non-compete and non-solicitation covenants with key members of senior management: Jerome F. Jurschak, David Buzen, Laurence Donnelly, Joseph Swain and Alan Roseman. The agreements have two-year terms ending on January 31, 2001. On January 31, 2001, the term of each agreement automatically will be extended for one additional year unless the executive gives prior written notice of termination. On January 31, 2002 and each January 31 thereafter, the term of each agreement automatically will be extended for an additional year unless prior written notice of termination is given by either party to the agreement.

  As consideration for entering into the employment agreements, a bonus of $75,000 was paid to each executive officer at the time he signed the employment agreement. An additional payment of $250,000 will be made to each executive officer on January 1, 2000, provided certain performance measures are achieved. An additional payment of $225,000 will be paid to each executive officer on January 31, 2001. Both additional amounts are predicated on the executive officer being employed by the Corporation on the dates designated for payment.

  Ms. Hooker will receive a retention bonus of $150,000 on January 1, 2000, provided the same performance measures that are part of the employment agreements described above are achieved.

                               Other Information

Loans to Management

  Tax Equalization Loans. In order to equalize the after-tax economic benefits of participation by executives in the Corporation's 1988 Stock Incentive Plan (the "1988 Plan"), the Corporation made certain loans to employees awarded shares of restricted stock under the 1988 Plan. Each of these loans bears interest at the "Applicable Federal Rate" as determined from time to time in accordance with Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended. The Corporation has agreed to forgive the interest on these loans and has granted bonuses to loan recipients to pay their income taxes attributable to that forgiveness. Each such loan is due and payable on the earlier of three years after the termination of employment with the Corporation or the realization by the employee of gain on the sale of restricted Common Stock granted under the 1988 Plan. The amounts of certain of these loans outstanding as of December 31, 1998 are as follows: Mr. Jurschak, $112,612; Mr. Buzen, $87,132; Mr. Donnelly, $119,151; and Mr. Roseman, $61,321. Michael E. Satz, who until December 1998 was Chief Executive Officer, President and Chairman of the Board of Directors of the Corporation, repaid his tax equalization loan in the amount of $263,233.62 on December 31, 1998.

  Secured Loan Program. From September 1990 until April 1992, the Company had in effect the Secured Loan Program under which designated executive officers (limited to the President and Executive Vice Presidents of the Corporation) could borrow from the Corporation up to 50% of the book value of the borrower's then vested shares of restricted Common Stock awarded to the borrower under the 1988 Plan described above. These loans were in addition to any loans which eligible borrowers may have had outstanding from time to time under the Corporation's tax equalization loan program adopted in connection with the 1988 Plan. Interest on the unpaid principal balance of these loans accrues at a rate equal to 1% over the rate on five-year U.S. Treasury Notes as of the date immediately preceding the date of the borrowing, and is payable annually on March 1 of each year. The loans are due and payable in full no later than five years from the date of borrowing. To secure the repayment obligation, the borrowers pledged to the Corporation certain shares of restricted Common Stock issued to them under the 1988 Plan.

  In September 1990, the Corporation made a $750,000 loan to Mr. Satz; in January 1991, the Company made a $50,000 loan to Mr. Satz; and in May 1991, the Company made a $200,000 loan to Mr. Satz; each of these loans was made pursuant to the Secured Loan Program. These loans were consolidated and refinanced in September 1995 and Mr. Satz executed a new promissory note in the amount of $1,139,109.42, which provided for interest to accrue on the unpaid principal balance at the applicable Federal Rate provided under the Internal Revenue Code and to be paid on March 1 of each year. One hundred thousand dollars of the principal amount was paid on each of March 1, 1996, February 22, 1997 and February 20, 1998. The unpaid principal balance plus accrued interest was paid by Mr. Satz on December 31, 1998.

  In October 1998, the Corporation made a demand loan to Mr. Satz in the amount of $3,539,190.74. This loan, which bore interest at 6.3% per annum and was secured by a pledge of certain shares of Mr. Satz's Common Stock of the Corporation, was paid in full (including accrued interest) by Mr. Satz on December 31, 1998.

  Other Loans. Laurence C. D. Donnelly, Executive Vice President of the Corporation, has an outstanding loan payable to the Corporation in the amount of $30,000, which bears interest at the "Applicable Federal Rate" determined from time to time pursuant to the Internal Revenue Code. The Corporation has agreed to forgive payment of the annual interest. The loan is due and payable on the earliest to occur of (i) the third anniversary following the termination of his employment by the Corporation other than termination for cause, (ii) five days after the termination of his employment by the Corporation for cause or (iii) the realization of any proceeds on the sale of the stock securing the loan. The loan is secured by a pledge of certain shares of Mr. Donnelly's Common Stock of the Corporation obtained under the 1988 Plan. In October 1998, the Corporation made an additional loan to Mr. Donnelly in the amount of $500,000, which bears interest at 6.3% per annum. Interest on the loan is payable annually on March 1 of each year, commencing March 1, 1999. The loan is due and payable upon demand for payment by the Corporation. The loan is secured by a pledge of certain shares of Mr. Donnelly's Common Stock of the Corporation.

  See "Compensation Committee Interlocks and Insider Participation" on page
15.

Compensation Committee Report on Executive Compensation

  Decisions on compensation of the Corporation's executive officers generally are made by the Compensation Committee of the Board of Directors. No member of the Compensation Committee is an employee of the Corporation. During 1998, the Committee consisted of Steven D. Kesler (Chairman), Harrison W. Conrad, Jr., and Edwin L. Russell. All decisions by the Compensation Committee relating to the compensation of the Corporation's executive officers are reviewed by its full Board, except for decisions concerning grants under the Corporation's 1992 Stock Option Plan and 1997 Employee Stock Option Plan.

 Compensation Policies Toward Executive Officers.

  The Compensation Committee's executive compensation policies are intended to provide competitive levels of compensation that reflect the Corporation's annual and long-term performance goals, reward superior corporate performance, recognize individual initiative and achievements, and assist the Corporation in attracting and retaining qualified executives. Compensation levels are based on a number of factors, including a comparison of compensation levels with other financial services firms and the four publicly traded financial guaranty insurance companies, adjusted somewhat to reflect relative size and maturity. These four companies are AMBAC Indemnity Corp., Enhance Financial Services, Inc., Financial Security Assurance, Inc. and MBIA, Inc. This group is more limited than the SNL Customer Peer Index peer group utilized in the performance graph on page 15, which includes a broad group of banking, insurance and other financial institutions. The Compensation Committee expects that compensation for the Named Officers will generally fall within the median to high end of the range for the financial guaranty insurance company comparison group. In 1998, compensation for the Named Officers was below this expectation since payments to the Named Officers of annual bonuses were substantially below target. Compensation for each of the Named Officers, as well as other senior executives, consists of three basic elements: base salary, annual incentives and longer-term incentive compensation. The base salaries are fixed at levels which the Compensation Committee believes are comparable to those of executives of similar status in the financial guaranty insurance group. In addition to base salary, each executive officer is eligible to receive an annual bonus tied to the Corporation's success in achieving certain annual performance measures, as well as individual performance. The Board of Directors and the Compensation Committee also believe that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. Accordingly, the Compensation Committee has a policy of considering annual grants of stock options to executive officers under the 1992 Stock Option Plan and the 1997 Employee Stock Option Plan (which replaced the 1992 Stock Option Plan).

  The following describes in more specific terms the three elements of compensation that implement the Committee's compensation policies, with specific reference to compensation reported for 1998:

  Base Salary. Each year the Chief Executive Officer recommends to the Committee a base salary level for each of the Named Officers and Senior Vice Presidents. In formulating such recommendations, the Chief Executive Officer considers comparison surveys done by the Corporation and outside advisers regarding the financial guaranty companies mentioned above, other more general national survey data and performance judgments as to the past and expected future contributions of the individual senior executives. The Committee then reviews the recommendations and fixes the base salaries of each of the executive officers and of the Chief Executive Officer based on such available competitive compensation data and the Committee's assessment of each officer's past performance and its expectation as to future contributions.

  Annual Bonus Plan. An Annual Incentive Plan for Covered Executives (the Chief Executive Officer and the four other most highly compensated officers) was approved by stockholders at the 1997 Annual Meeting of Stockholders. Awards under the Incentive Plan are intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which allows the Corporation to take a deduction for income tax purposes for all amounts paid by the Corporation under the Incentive Plan.

  Qualified performance-based compensation must be paid solely on account of the attainment of one or more objective performance goals established in writing by the Compensation Committee while the outcome is substantially uncertain. Performance goals can be based on one or more business criteria that apply to an individual, a business unit or the corporation as a whole, but need not be based on an increase or positive result under the business criterion selected. The Compensation Committee is prohibited from increasing the amount of compensation payable if the performance goal is met; however, the Committee is permitted to reduce or eliminate compensation even if the performance goal is attained. In its discretion, the Committee may award a bonus amount outside the Incentive Plan.

  Corporate performance is measured by reference to factors which reflect objective performance criteria over which management generally has the ability to exert some degree of control. These corporate performance factors are (i) quality of assumed business, (ii) earnings per share, (iii) investment portfolio performance, (iv) net income, (v) operating ratios, (vi) return on average equity and (vii) written premium. Performance goals may include positive results, maintaining the status quo or limiting economic losses. The maximum annual bonus that can be granted under the Plan to any executive officer of the Corporation cannot exceed one hundred seventy-five percent (175%) of the individual's base salary at the commencement of the performance period.

  For 1998, the specific performance annual corporate performance measures which the Committee believed reflected these factors and which highlighted the specific performance of departments within the Corporation were (i) combined ratio, (ii) gross written premium, (iii) investment portfolio, (iv) earnings per share and (v) return on average equity. In 1998 each of these measures was assigned a target result. At the end of the year, actual results were compared to the target, the positive or negative deviation was compared for each measure and, based on the pre-established weighting of each measure, an overall Corporate Performance Rating was derived. For 1998, the Committee determined that the Corporation had not reached the target amount on an overall basis for the five performance measures and therefore assigned a Corporate Performance Rating for 1998 that was substantially below the target rating. Bonuses for 1996, 1997 and 1998 for each of the Named Officers, computed using the Corporate Performance Rating, appear under the caption "Bonus" in the Summary Compensation Table on page 8.

  Long Term Compensation Through Stock Options. The Corporation has adopted its 1992 Stock Option Plan (the "1992 Plan") and its 1997 Employee Stock Option Plan (the "1997 Plan") to provide for discretionary grants of stock options to employees as a means of achieving the goal of creating long-term compensation incentives. Option grants are considered annually and are made at fair market value on the date of grant. All options granted prior to 1999 under the 1992 Plan and the 1997 Plan vest cumulatively to the extent of one-fourth of the amount granted on each of the first four anniversary dates of the date of effectiveness of such grants. Individual option grants were made by the Committee in 1998 based upon recommendations of the Chief Executive Officer and the Committee's own deliberations as to the individual's contribution to the Corporation, overall level of compensation and seniority. In 1998, the Committee determined the total number of options to be awarded largely based upon the Committee's assessment of the level of options awarded on a normalized basis in prior years. In addition, the Committee considered the need for retention incentives after the Company's former Chief Executive Officer, Michael Satz, resigned in December 1998.

  Performance Share Plan. In 1996 the Committee and the Board approved a Performance Share Plan which was approved by the stockholders at the 1997 Annual Meeting of Stockholders. This plan is intended as a further long-term compensation arrangement under which awards are made during periodic eligibility periods based upon achievement of specific performance goals. These awards will be ultimately paid in a combination of stock and cash if the performance goals are achieved.

 Mr. Satz's 1998 Compensation

  Mr. Satz, who was Chief Executive Officer and President of the Corporation through early December 1998, received a 1998 base salary of $505,000. Mr. Satz did not receive any bonus for 1998. The Committee is currently formulating a policy regarding the compensation of Mr. Jurschak, the Corporation's new Chief Executive Officer.

 Deductibility of Compensation

  Under Section 162(m) of the Internal Revenue Code, a publicly traded company is prohibited from receiving a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of its four other most highly compensated executive officers for any fiscal year. The prohibition does not apply to certain performance-based compensation. The Company's 1992 Plan and 1997 Plan have been structured in such a way that the Committee expects option grants under the plans to be treated as performance-based compensation which may be excluded from the deductibility limit. The Annual Incentive Plan for Covered Executives and the Performance Share Plan approved by the stockholders at the 1997 Annual Meeting of Stockholders also qualify as performance-based compensation plans under the Internal Revenue Code. The Corporation's executive officer compensation for 1998, which is subject to the deductibility limit, did not exceed $1 million with respect to any one executive.

  Submitted by the Members of the Compensation Committee:
  Steven D. Kesler, Chairman
  Harrison W. Conrad, Jr.
  Edwin L. Russell

                  Shareholder Return Performance Presentation

  The following graph shows a comparison of cumulative total returns for an investment in the Common Stock of the Corporation, the S&P 500 Composite Index and the SNL Customer Peer Index from December 31, 1993 through December 31, 1998. This graph is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of
Section 18 of the 1934 Act, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the 1934 Act.

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                            SNL
Measurement Period             CAPITAL RE      S&P          CUSTOMER
(Fiscal Year Covered)          CORPORATION     500 INDEX    PEER INDEX
---------------------        ---------------   ---------    ----------
Measurement Pt-12/31/1993    $100.00           $100.00      $100.00
FYE 12/31/1994               $107.28           $101.32      $ 93.70
FYE 12/31/1995               $121.44           $139.39      $138.63
FYE 12/31/1996               $185.35           $171.26      $176.50
FYE 12/31/1997               $248.08           $228.42      $258.36
FYE 12/31/1998               $161.29           $293.69      $261.51

      SNL Custom Peer Index includes the following companies:
      ACE Limited, Alleghany Corporation, Ambac Financial Group, Inc., Amerin Corporation, CapMAC Holdings Inc., CMAC Investment Corporation, Enhance Financial Services Group Inc., Everest Reinsurance Holdings, Inc., XL Capital Limited, Fidelity National Financial, Inc., Financial Security Assurance Holdings Ltd., First American Financial Corporation, Frontier Insurance Group, Inc., HSB Group, Inc., LandAmerica Financial Group, Inc., Market Corporation, MBIA Inc, MGIC Investment Corporation, Mid Ocean Limited, NAC Re Corp., Old Republic International Corporation, PMI Group, Inc., Stewart Information Services Corporation, Terra Nova (Bermuda) Holdings, Ltd., Transatlantic Holdings, Inc., Trenwick Group Inc., Triad Guaranty Inc., and W.R. Berkley Corporation.

          Compensation Committee Interlocks and Insider Participation

  The Compensation Committee of the Board of Directors consists of Harrison W. Conrad, Jr., Steven D. Kesler and Edwin L. Russell. Mr. Kesler is an officer of Constellation, and serves on the Board of Directors as Constellation's designee pursuant to the 1992 Stockholders' Agreement. Mr. Russell serves on the Board of Directors as Minnesota Power's designee pursuant to the 1992 Stockholders' Agreement.

                               Voting Procedures

  Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Directors are elected by a plurality of the affirmative votes cast.

  Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Abstentions and "non-votes" are treated as votes against proposals presented to stockholders other than elections of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                        Independent Public Accountants

  The accounting firm of Ernst & Young LLP has acted as the Corporation's independent public accountants for the year ended December 31, 1998. Representatives of Ernst & Young LLP are expected to be present at the stockholders meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

                             Stockholder Proposals

  In order to present a proposal at the 2000 Annual Meeting of Stockholders, a stockholder must provide written notice of the proposal to the Corporation no later than March 6, 2000. The Corporation intends to use discretionary voting authority with respect to any matter that is brought before the 2000 Annual Meeting of Stockholders of which the Company has not received notice by March 6, 2000. In addition, all stockholder proposals intended to be included in the proxy statement for the 2000 Annual Meeting of Stockholders must be received by the Corporation not later than December 21, 1999 and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.

                                 Other Matters

  Management knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Corporation.

                                          By Order of the Board of Directors


                                          /s/ Alan S. Roseman
                                          Alan S. Roseman
                                          Secretary

[X] PLEASE MARK VOTES           REVOCABLE PROXY
    AS IN THIS EXAMPLE      CAPITAL RE CORPORATION

              Proxy Solicited on behalf of the Board of Directors

                 ANNUAL MEETING OF STOCKHOLDERS - MAY 20, 1999

  The undersigned holder of the Common Stock of Capital Re Corporation (the "Company") acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated April 20, 1999 and hereby constitutes and appoints Jerome F. Jurschak, Joseph W. Swain and Alan S. Roseman, or any of them acting singly in the absence of the others, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 20, 1999, and at any adjournments thereof.

(a) Election of Directors                                   With-   For All
    (except as marked to the contrary below):         For   hold    Except
                                                      [_]    [_]      [_]

    Harrison W. Conrad, Jr., Dominic J. Frederico*
    Richard L. Huber, Jerome F. Jurschak, Steven D. Kesler,
    Philip H. Robinson, Edwin L. Russell, J. Randolph Respess,
    Barbara D. Stewart, Jeffrey F. Stuermer, Joseph W. Swain.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee"s name in the space provided below.


-------------------------------------------------------------------------------

(b) In their discretion on such matters as may properly come before the meeting or any adjournments thereof.

  Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, proxies will be voted FOR the election of Directors named above and in the best discretion of the proxy holders as to any other matters.

  Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint owner should sign. When signing as trustee, executor or other fiduciary, please so indicate.

 * will stand for election if he is a member of the Board of Directors on May 20, 1999.


 Please be sure to sign and date
  this Proxy in the box below.          Date____________________________


________________________________________________________________________
Stockholder sign above                  Co-holder (if any) sign above

+                                                                              +
--------------------------------------------------------------------------------

   Detach above card, sign, date and mail in postage paid envelope provided.

                            CAPITAL RE CORPORATION
--------------------------------------------------------------------------------
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                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
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